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EDITED TRANSCRIPT

ANF.N - Q3 2025 Abercrombie & Fitch Co Earnings Call

EVENT DATE/TIME: NOVEMBER 25, 2025 / 1:30PM GMT

CORPORATE PARTICIPANTS

Mohit Gupta *Abercrombie & Fitch Co - Investor Relations*

Fran Horowitz *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Robert Ball *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Scott Lipesky *Abercrombie & Fitch Co - Executive Vice President, Chief Operating Officer*

CONFERENCE CALL PARTICIPANTS

Dana Telsey *Telsey Advisory Group LLC - Analyst*

Corey Tarlowe *Jefferies LLC - Analyst*

Matthew Boss *JPMorgan Chase & Co - Analyst*

Marni Shapiro *Retail Tracker LLC - Analyst*

Katy Delahunt *Morgan Stanley & Co Ltd - Analyst*

Mauricio Serna *UBS AG - Analyst*

Rick Patel *Raymond James Holdings (Canada) Inc - Equity Analyst*

Janine Stitcher *BTIG - Analyst*

Janet Kloppenburg Joseph *JJK Research Associates Inc - Analyst*

PRESENTATION

Operator

Good day, and welcome to the Abercrombie & Fitch's third quarter fiscal year 2025 earnings call. (Operator Instructions) Today's conference is being recorded. At this time, I would like to turn the conference over to Mo Gupta. Please go ahead.

Mohit Gupta - *Abercrombie & Fitch Co - Investor Relations*

Thank you. Good morning, and welcome to our third quarter 2025 earnings call. Joining me today on the call are Fran Horowitz, Chief Executive Officer; Scott Lipesky, Chief Operating Officer; and Robert Ball, Chief Financial Officer. Earlier this morning, we issued our third quarter earnings release, which is available on our website at corporate.abercrombie.com under the Investors section. Also available on our website is an investor presentation.

Please keep in mind that we will make certain forward-looking statements on the call. These statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions we mentioned today. These factors and uncertainties are discussed in our reports and filings with the Securities and Exchange Commission.

In addition, we will be referring to certain non-GAAP financial measures during the call. Additional details and reconciliations of GAAP to adjusted non-GAAP financial measures are included in the release and in the investor presentation issued earlier this morning.

With that, I will turn the call over to Fran.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Thanks, Mo, and thanks, everyone, for joining as we head into the important holiday season. I am happy to report our 12th consecutive quarter of growth, with sales up 7% to a record of $1.3 billion. We again delivered on the goals we outlined for the quarter, with net sales and operating margin, both at the high end of our outlook, earnings per share above our expectations and inventory levels aligned with trend.

Along with these strong financial results, we repurchased $100 million worth of shares in the quarter, bringing our total to $350 million, or 9% of shares outstanding as of the beginning of the year. Our team continues to stay close to our customers while reading and reacting to the current environment. In the quarter, we made further progress on key brand, regional and foundational investments.

Based on third quarter momentum and our fourth quarter outlook, we are narrowing our full year sales outlook towards the top end of the range we provided in August, targeting a strong finish to 2025 on top of a record 2024. Financially, in addition to record net sales, we delivered a gross margin of 62.5% and a 12% operating margin for the quarter, both of which include an adverse tariff impact of around 210 basis points. We exceeded our outlook range on earnings per share, delivering $2.36 for the third quarter. On the regions, we saw continued growth in the Americas with net sales up 7% on balanced traffic gains across channels.

In EMEA, total sales increased 7% with comparable sales higher by 2%. Similar to last quarter, strong sales performance in the UK, our largest country in the region, continued to be fueled by localized marketing, inventory distortions and strategic partnerships. Strength in the UK was partially offset by softness in Germany and the remainder of European markets. In APAC, net sales were down 6% with comparable sales down 12%.

Across regions, we remain excited about the significant long-term global growth opportunity for our brands through a blend of go-to-market strategies, including owned and operated, franchise, wholesale and licensing.

Turning to the brands. In line with our expectations, we made sequential improvement in Abercrombie brands. Net sales were down 2% on comparable sales down 7%. We continued to see positive cross-channel traffic to the brand and we managed inventory tightly, enabling improved AUR trends compared to the first half. The sequential improvement was led by Women's, where we had a good seasonal transition to cold weather categories across tops, bottoms and outerwear.

In Abercrombie, we continue to remain active in marketing, building on early fall denim and NFL campaigns with our recently announced collaboration with luxury retailer Kemo Sabe. Putting these two brands together was a great way to connect with new and existing customers offering authentically crafted leather apparel and accessories, highlighting the Western trend. Abercrombie Brands has inventory in the right place and a strong marketing plan heading into holiday.

We've opened 30 new stores through the third quarter, aiming for a total of 36 this year. We remain focused on bringing the brand back to growth by diligently executing the playbook that has delivered a double-digit CAGR on sales from 2019 on strong double-digit AUR improvement over that time.

This holiday, you'll see a lot of what Abercrombie is known for globally, fashion, comfort and authenticity, and you'll continue to see it expressed through newness across categories. With this combination of investment across product, voice and experience, we are aiming for Abercrombie brands to be approximately flat in the fourth quarter on net sales against a record in Q4 last year. We're excited to see that milestone within reach.

In Hollister, we saw exceptional growth trends continue with 16% net sales growth in the third quarter. Comparable sales were up 15% on continued strong cross-channel traffic. Both Men's and Women's contributed to growth in the quarter, and we saw balance across categories. Consistent with our Read & React model, we've been keeping inventory tight while continuing to flow in newness allowing for AUR improvement on lower promotions.

Coming off a very strong back-to-school season, I was proud how the team transition to fall and into holiday. Speaking of holiday, Hollister has some exciting campaigns and collaborations planned that will highlight some must-haves for the season. We kicked off a couple of weeks ago with six college athletes co-designing special items in our Collegiate collection for football rivalry week. And you might have seen yesterday's announcement with Taco Bell wherethe brands collaborated on 90s and Y2K styles across graphics and fleece.

We are just getting started. And importantly, our team has been reading and reacting and has the right product to support sales throughout the season. We're also enhancing the Hollister brand with investments in physical retail. We are on track to open 25 new stores this year while refreshing more than 35 stores.

The theme across our brand portfolio and company is consistent. We remain on offense. From both a brand and regional perspective, we are investing in marketing, stores and talent to support sustainable long-term growth. We also continue to make opportunistic investments in digital, technology and our infrastructure to improve the agility and speed needed to support our growing global business. These tech investments have the power to enhance the entire customer journey, especially when paired with AI.

We recently deployed AI agents in customer service to improve the experience while driving scale and efficiency. And we're very excited about a new partnership we're kicking off this week with PayPal and Cymbio, one of our technology partners in marketplace sales, that will enable agentic commerce in AI answer engines like Perplexity, where customers can seamlessly complete transactions directly within their AI conversation without leaving the chat.

As our business continues to evolve, we're making future focused investments to deliver for customers and strengthen our operating model. And for us, that's really the story of 2025. More than three quarters in, I am proud of how the team has worked through this year, responding to the dynamic tariff environment and evolving with our customers. We are fully prepared for the holiday season having used these past months and quarters to test and learn and build confidence in our assortment and brand positioning. We've also continued to keep inventory tight with the goal of reducing promotions and clearance selling to mitigate some portion of the tariff cost. With our holiday plans in place, we expect to deliver top-tier profitability and earnings per share, reflecting the consistency of our model.

And with that, I'll hand it over to Robert.

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Thanks, Fran, and good morning, everyone. Recapping Q3, we delivered record net sales of $1.3 billion, up 7% to last year on a reported basis at the high end of the range we provided in August. Comparable sales for the quarter were up 3%, and we saw a benefit of approximately 50 basis points from foreign currency.

By region, net sales increased 7% in the Americas, 7% in EMEA, partially offset by a 6% decline in APAC. On a comparable sales basis, Americas was up 4%, EMEA was up 2% and APAC was down 12%. Across regions, the spread from net sales to comparable sales was driven by net new store openings and third-party channel performance. EMEA also benefited from favorable foreign currency.

On the brands, Abercrombie Brands net sales declined 2% with comparable sales down 7%. Consistent with our third quarter outlook, the sales decline was primarily due to lower AUR, but the AUR decline was less than the first half of the year. Hollister Brands net sales grew 16% on comparable sales growth of 15% with both unit growth and AUR improvement from lower promotions. The comp to net sales spread for Abercrombie brands in the quarter was driven by third-party channel performance, along with net store openings. I'll cover the rest of our results on an adjusted non-GAAP basis.

Operating margin of 12% of sales was at the top end of the outlook range we provided in August, delivering operating income of $155 million, compared to $179 million last year. Adjusted EBITDA margin for the quarter was 15% of sales on adjusted EBITDA of $194 million compared to $219 million last year. The 280 basis point decline in operating margin from Q3 2024 was driven primarily by 210 basis points of tariff expense included in cost of sales.

In addition, as we forecasted in August, third quarter marketing was up 100 basis points from the prior year. This was partially offset by leverage in general and administrative expense on lower payroll and incentive compensation. The tax rate for the quarter was below our outlook at 29% driven by outperformance to expectations in EMEA. Net income per diluted share was above our outlook at $2.36, compared to $2.50 last year.

Moving to the balance sheet. We exited the quarter with cash and cash equivalents of $606 million and liquidity of approximately $1.06 billion. We also ended the quarter with marketable securities of approximately $25 million. For the quarter, we repurchased $100 million worth of shares, ending the quarter with $950 million remaining on our current share repurchase authorization.

Year-to-date, we repurchased $350 million in shares totaling 9% of shares outstanding at the beginning of the year. We ended the third quarter in a clean current inventory position with cost up 5% and units up around 1% and have seen freight and other unit cost mix normalize.

Shifting to the outlook. We entered the fourth quarter with momentum, and we are narrowing to the upper end of the full year sales expectations we provided in August. We continue to reflect tariffs and mitigation consistent with our second quarter call commentary and the team continues to find cost efficiencies through vendor discussions as we plan 2026.

For the full year, we now expect net sales growth to be in the range of 6% to 7% from $4.95 billion in 2024. We've narrowed the range to reflect third quarter performance and for expected fourth quarter sales. We currently anticipate 60 basis points of favorable foreign currency in the outlook. We continue to expect full year GAAP operating margin in the range of 13% to 13.5%. As a reminder, this range includes the impact of the $38.6 million benefit from litigation settlement or around 70 basis points of sales. Also, the assumed tariffs included in the operating margin carry a cost impact of around $90 million for 2025, or 170 basis points of sales.

We are forecasting a tax rate around 30%. For earnings per share, we expect diluted weighted average shares of around $48 million, which incorporates the anticipated impact of 2025 share repurchases. Combined with the tax rate, we expect net income per diluted share in the range of $10.20 to $10.50. For clarity, the $38.6 million benefit included in our outlook carries a favorable impact of $0.59 per share. For capital allocation, we continue to expect capital expenditures of approximately $225 million.

On stores, we continue to expect to deliver around 100 new experiences, including 60 new stores and 40 right sizes or remodels. We also expect to be net store openers with our 60 new stores outpacing around 20 anticipated closures. At the current sales and operating margin outlook, we are targeting around $450 million in share repurchases for the year, subject to business performance, share price and market conditions.

For the fourth quarter of 2025, we expect net sales to be up 4% to 6% to Q4 2024 level of $1.6 billion. We expect operating margin to be around 14%. We continue to expect lower cost of goods sold from freight at around 150 basis points of sales for the quarter. We also continue to expect $60 million of tariff impact net of mitigation efforts or around 360 basis points.

Operating expense will be around last year as a percentage of sales. We see opportunities to incrementally invest in marketing, but this will be largely offset by leverage in other areas. We expect a Q4 tax rate around 30%. We expect net income per diluted share in the range of $3.40 to $3.70 with diluted weighted average shares expected to be around $47 million, including the anticipated impact of around $100 million in share repurchases for the quarter.

To close things out, we entered the fourth quarter ready to compete with inventory aligned with trend and the right composition. We have great momentum having delivered against expectations these past three quarters on both top and bottom lines. Our brands are in great shape with Abercrombie brands making sequential improvement and Hollister brands taking share with impressive growth. We remain on offense, investing in marketing through key brand collaborations and partnerships and with store expansion and digital enhancements that enable us to win in the long term. We look forward to a great holiday selling season. And we thank our teams around the globe for putting us in reach of record sales for fiscal 2025.

And with that, operator, we are ready for questions.

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QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Dana Telsey, Telsey Advisory Group.

Dana Telsey - *Telsey Advisory Group LLC - Analyst*

So nice to see the sequential progress. Congratulations. Fran, as you think about the Abercrombie brand and the plan it's tracking to, what did you see by category, Men's and Women's? Does it differ by channel? How are you seeing the progress of the brand? And then just overall, international, any puts and takes on the different regions and countries?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Dana, so super excited about the results we just put up for the third quarter. I mean total company 12th consecutive quarter of growth, top line is 7%, comps at 3%. So the Abercrombie brand specifically continues to be strong. This is evidenced by a few things. Our traffic is positive. Our customer file continues to grow. We're seeing nice engagement in our digital and our stores channels, excited about where we're headed for the fourth quarter.

The team has been busy at work all year testing and learning and really reacting to what's happening, heading into the fourth quarter, well inventoried indenim, fleece and sweaters very strong categories for us. As I mentioned, also 30 new stores to date, six more opening up this quarter. So we're fully prepared to compete for the fourth quarter.

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yes. Dana, I'll jump in here on the international side. So obviously, we continue to be really excited about the opportunities that we see for EMEA. We have invested in this region. We've got the infrastructure in place to take our brands to the market.

This quarter, when you think about puts and takes, UK results were really strong. That's where we've been investing most to improve awareness and service our customers there. We're still in pretty early innings here in Germany and more broadly in the other European countries. We don't really have much of a presence or awareness. So we would anticipate seeing some shorter-term fluctuations here as we ramp those brands. But obviously, we see that as opportunity to go after.

On the APAC side of the house, very similar dynamics here. The market is huge. Our business is relatively small. We're focused on building our brand awareness there and building a stronger presence. So again, not surprising for us to see some shorter-term fluctuations.

But overall, really confident in the global opportunities that we see for our brands. Obviously committed to getting closer to those customers, deploying our playbook and ultimately taking these brands to market and growing this business longer term.

Operator

Corey Tarlowe, Jefferies.

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Corey Tarlowe - *Jefferies LLC - Analyst*

Fran, the Hollister momentum has been really impressive and it seemed like the back-to-school momentum is continuing into holiday based on what we're seeing in stores. So just curious on how you expect to continue to build on that momentum as we look ahead into 2026.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Corey, yes, wow, what a year we're having with Hollister. Congrats to that entire team, super excited to grow the business another 16% on last year's 14%, the tenth consecutive quarter of growth. We are seeing balanced growth, Corey, across genders, across categories. We're seeing our AUR growing on lower discounts.

The customer file is growing. Our traffic is strong. Most importantly, we're holding our inventory tight, so we can really Read & React to the business. We've got great momentum heading into holiday seasons. Honestly, there's almost every category is working, which is super, super excited. I'm sure you saw the announcement yesterday, this Taco Bell partnership for Cyber Monday, we're excited about. So lots of good things happening as we head into the fourth quarter.

Corey Tarlowe - *Jefferies LLC - Analyst*

That's great. And then just a follow-up for Robert. How best to think about traffic versus ticket as we head into holiday? And then any comments on what that could mean for next year as well?

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yes. I mean, Corey, so across our brands, when we think about tickets, I guess touching on tickets real quick, haven't taken any sort of meaningful tickets. We've been talking about this for a couple of quarters now through the holiday season, it's a nice interplay as you think about this holiday season, the best way to drive traffic and to engage with that consumer is going to be through promotions and pricing. So our tickets are pretty stable. We have started to think through and take tickets here post-holiday.

So you'll start to see some ticket increases across the assortment here with spring deliveries. But the good news is the AURs are growing. We made sequential improvement from spring into fall across actually both brands, Hollister and A&F and we're seeing nice positive traffic. So traffic is growing across both Hollister and A&F and across channels, which is great to see, and AURs are headed in the right direction. So customer files are growing, customers are engaged. Our teams are locked in with those customer bases. We've got the right inventory here in our stores to compete for the holiday. So we're excited to push through into Q4.

Operator

Matthew Boss, JPMorgan.

Matthew Boss - *JPMorgan Chase & Co - Analyst*

So Fran, at the Abercrombie brand, could you speak to the cadence of trends that you saw over the course of the third quarter and elaborate on trends that you're seeing so far in November? And then Robert, could you speak to the composition of inventory across both brands and gross margin puts and takes to consider for the fourth quarter?

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Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yes. So, I'll jump in here. So we obviously had a really strong third quarter, delivering our 12th consecutive quarter of growth, reaching the top end of our guide. Abercrombie, obviously, sequential improvement here. Hollister continues to grab share with that customer. We're excited about the momentum that we're carrying into Q4.

In terms of the outlook, I think we're being reasonable, responsible here. We're happy with how the quarter has started. But as you know, Matt, all the volumes ahead of us here, and we're ready to compete. As it relates to the inventory side of the house, inventory is in good shape, up 5% year-over-year at cost with tariffs being about 3% of that. Units are pretty clean here and in control at up 1%, you know how we operate.

We're going to keep units tight here and aligned with our forward growth expectations by brand. We didn't provide a brand breakout, but as you'd expect, Hollister units are up more than the A&F units. And again, both brands are positioned to chase to close out the year. So we feel good about where we sit from an inventory standpoint.

On the margin front, gross margin puts and takes here, down about 260 basis points year-over-year in Q3. 210 basis points of that is tariffs. We did see a benefit from freight. It was a smallish benefit from freight and AUR. And then we had a couple of offsets from third-party channels and some inventory reserves to keep ourselves clean headed into holiday.

So that's Q3. And then Q4, we'll see some of those themes continue, Matt. You'll see about 200 -- or about 360 basis points of impact from tariffs from that roughly $60 million. And then the freight tailwind, as we've been talking about for the past couple of quarters will continue here, and you'll see about 150 basis points of tailwind here for Q4.

And then you know how we operate from an AUR standpoint. We've been on this great multiyear journey of AUR growth here. We had a great holiday last season, so we're going to come into the fourth quarter assuming AURs hold. So assuming AUR is flat here as we think about the go forward.

Operator

Marni Shapiro, Retail Tracker.

Marni Shapiro - *Retail Tracker LLC - Analyst*

Congratulations on another great quarter, best of luck for the holidays in case I forget. Can you talk a little bit about the collaborations you've been doing, the NFL, the NCAA, but you also have Kemo Sabe you did crocs. I'm curious, are these all global collaborations? Or are these specific to the US? And if they're not global, will you do global? And as we think about the brands going forward into '26, I think these pops of excitement are fun. Are they bringing new customers into your store? And should we see an increase or similar cadence into '26?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Marni, the clubs are interesting. Our goal with our collaborations, honestly, is a real authentic branding moment. You know we talked about this a lot. We stay close to our customer and we listen to them, what's important to them, what's happening in their life moments. That's how we make these decisions to do these collaborations, so they are planned accordingly.

The NFL has been very exciting. Yes, it's definitely bringing in new customers. Our goal with that with the partnership was about brand awareness and customer acquisition. There's a big crossover with their fandom and our customer base, and we listened to the customer. They told us several years ago how important football fandom was to them, and we took that and tested our way into it and have seen a nice success with it.

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Kemo Sabe is another great example. Western was happening. Our consumer was responding to it. We went to an authority in the business and made a terrific collaboration. The Taco Bell, we're super excited about for Cyber Monday. So as far as 2026 goes, we will continue to listen to our customer. We'll look for authentic moments to make sure that we stay close to them, and we'll continue on this journey.

Scott Lipesky - *Abercrombie & Fitch Co - Executive Vice President, Chief Operating Officer*

Marni, it's Scott. Just to add on here. It really speaks to where the brands are today. Each brand is in such a strong position, which is enabling us to partner with other strong and great brands. So like Fran said, it's a great way to authentically connect to our customers and lots more ahead and it's been fun for the brands.

Operator

Alex Straton, Morgan Stanley.

Katy Delahunt - *Morgan Stanley & Co Ltd - Analyst*

This is Katy Delahunt on for Alex Straton. Just thinking about the Abercrombie banner, I know you've all talked about sales growth being about flat for the fourth quarter. But what is the time line you're thinking about for return to sales growth and then even comp as well?

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yes. So Katy, it's Robert. So obviously, delivering sequential improvement here in Q3, that's important for us. The team has been focused on that customer. We're seeing improved product execution. Inventory is clean. And as Fran mentioned, we're placing our bets here for the holiday here in sweaters, fleece, denim. So we're happy about where the brand sits, heading into holiday.

Marketing is resonating new collaborations that we just talked about with Marni here earlier. Those are great brand moments. They're driving traffic. Our customer file is growing. We've got strong engagement across both stores and DTC platforms here. So we're excited about this holiday season. We're aiming to continue to progress here, hold that brand flat against last year's record, which sets us up well for next year.

Operator

Mauricio Serna, UBS.

Mauricio Serna - *UBS AG - Analyst*

Great. First, on the marketing front, could you elaborate a little bit more about what you're doing across each brand, the plans for marketing this quarter, as you mentioned in the guidance for Q4 that assumes that there's more investment happening. And then maybe on the Abercrombie brand performance in Q3, could you break down like how the comps reflected AUR versus units or total sales? That would be very helpful.

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yes, Mauricio, let me jump in here real quick. Obviously, I'm not going to share a ton in terms of our specific marketing plans. We've got some exciting collaborations that we have either have announced in terms of like Taco Bell and you'll see the campaigns kind of continue as we move through the holiday time period. It's been effective. Our traffic is up, as we've mentioned a couple of times.

We're pretty intentional with our marketing here. We're obviously focused on our brand building, driving customer engagement and ultimately supporting both near term and long term. So it's not all just what are we going to see this quarter, but we're really building these brands for the long-term growth.

Obviously, looking at performance as we work to optimize that spend and where we see value, we're going to lean in. And we have two strong healthy brands, both exactly where we want them to be, and so we're going to keep our foot on the gas here. As it relates to A&F, Q3 performance, you heard us talk about comps there, the down 7%. AUR was sequentially improved. So we did see improvement there. So if you think about the KPIs and the puts and takes, we've seen traffic on the positive side. AUR was still down, but sequentially improved here from the first half into the third quarter.

And then we had a little bit of pressure here on conversion as well, but conversion also headed in the right direction. So nice to see improvements in conversion, improvements in AUR and continued engagement from our customers with positive traffic.

Operator

Rick Patel, Raymond James.

Rick Patel - *Raymond James Holdings (Canada) Inc - Equity Analyst*

Congrats on the progress. I was hoping you could double-click on the expectations around SG&A. I know marketing is going to increase, but you touched on being able to mitigate some of that pressure through other areas. So if you can expand on that, that would be great. And then second, just on comps, wondering if there's any variability performance to flag in the US due to the weather or any regional differences.

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yes. So quick on the SG&A side of things, yes, we'll see a little bit of increased marketing investment year-over-year. We've obviously been leaning into this throughout the first three quarters of the year. That will continue, but at a slightly slower clip here in Q4. Q4, obviously, with the sales growth, you're going to see some expense leverage on the G&A side of the house. We've been delivering that throughout the entire year.

And given the midpoint of our guide, we wouldn't expect a ton of leverage or deleverage in total at the midpoint of that 4% to 6%. We'll see as we have the rest of the -- as we have all year, as we outperform on the top line, you might see some leverage roll through.

But again, we're going to be balanced in our investment approach and where we see opportunities to continue to invest in this business for the longer term, we will. Nothing really to call out from a regional standpoint. We've got a really broad store fleet. So weather in one area, it kind of offsets across the board. Might there be a day or a week here in there that you start to see little blips based on weather events, when you think about the broader quarter, it kind of all works itself out, and it's been pretty consistent for us across the regions.

Operator

Janine Stichter, BTIG.

Janine Stitcher - *BTIG - Analyst*

Congrats on the progress. One more question about Abercrombie. It sounds like a lot of the improvement sequentially was led by Women. Can you just elaborate on what's going on in the Men's side. If I recall, the comparisons there maybe weren't as challenging as what you had in the first half with Abercrombie. So just help us understand what's going on with that side of the business?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Janine, it's Fran. Yes, led by Women's but also seeing nice sequential improvement in Men's as well. Again, inventories are clean, super excited about where we are for the fourth quarter. Team has been busy at work, testing and learning all season, so -- or all year pardon me, heading into the fourth quarter to make sure our inventories are where we want them to be, focused on categories like denim, fleece, and sweaters. So we feel good about the fourth quarter, heading into a big week, right, excited for seeing all the excitement out there for Black Friday and ready to compete.

Janine Stitcher - *BTIG - Analyst*

And then maybe one for Robert, just on the tariffs, I think you said $60 million in Q4 net of mitigation. Any initial thoughts on just how to think about that in the first half of next year as you proceed with more mitigation efforts?

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yes. So we've talked quite a while, Janine, around our sourcing footprint. We've been obviously at work at this for quite a long time, starting way back in tariffs, 1.0. We've got a really well diversified sourcing footprint here. We source from over a dozen countries, which obviously gives us a benefit both from a cost negotiation standpoint as well as speed to market, which is obviously core to our model here. I think it's important for us to take a step back real quick and think about how we're entering this next chapter of tariffs.

We're coming at this from a position of strength. We're coming off of 15% operating margins last year to go along with record net sales. The teams have obviously been active. We've got a proven playbook here. So they're leveraging the playbook.

They're looking at country of origin footprint as well as finding expense efficiencies. And we've touched on this earlier. But while we haven't moved tickets broadly, through the holiday we are taking targeted price increases here for the spring. So that inventory will start delivering here post-holiday. We've done all of that as we've kind of been navigating 2025, and we've delivered record sales for the first three quarters of the year. We're positioned to do the same for the fourth quarter. And we've continued to invest in this business and return cash to shareholders.

So bought back 350 million shares year-to-date, on track to do another 100 million here in the fourth quarter. So we're doing all this, all while delivering 13% to 13.5% operating margins despite this 170 basis points of tariff impact. So the company is strong. We feel like we're operating and executing at a high level. We'll detail a lot of the components out and the magnitude of some of the stuff for 2026 when we get into our next call. But suffice it to say that we're confident in our ability to navigate this environment. And obviously, our goal is to meaningfully offset these tariff headwinds longer term.

Operator

(Operator Instructions)

Janet Joseph Kloppenburg, JJK Research Associates.

Janet Kloppenburg Joseph - *JJK Research Associates Inc - Analyst*

Congratulations on the upside. I wanted to ask a few questions. I'll give them to you right now. The tariff impact will be greater in the first quarter than the fourth quarter, Robert? I'm not sure on that. And the price increases, when do you expect those to be complete, like what we see a big bump in the first quarter and then you'll be done. Maybe you could talk to that cadence.

And on cadence plan, I thought that the assortments that Abercrombie started to get better in mid-October and continued. And I'm wondering if you saw some response from the consumer on that unless I'm wrong. And then the fourth question is just on promo levels. What you saw in the third quarter year-over-year, what you experienced in the third quarter? And what's your thinking about for the fourth quarter?

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

All right, Janet.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Where do you want to start, Robert? Do you want to start to take the tariff one?

Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yes, let's just keep the tariff conversation going here a little bit. So haven't quantified anything related to 2026. But as you think about how this is going to cadence out Janet, we would expect that a lot of our mitigation tactics, which we've been working at for the last nine months here. Those will start to take hold heading into 2026. So the hope here and our confidence level and obviously, the pricing adjustments that we've made, which I guess is your second question. Those will start to show up here with spring deliveries. So think late December and into January, you'll start to see those tickets go up.

And that will just kind of work through as the assortments and the newness flows through into the quarter. As you think about vendor negotiations and all those pieces and parts, that will also start to impact the first quarter here in 2026. So expectation would be that we would see some relief off of that Q4 tariff headwind of 360 basis points.

Janet Kloppenburg Joseph - *JJK Research Associates Inc - Analyst*

(multiple speakers) Yes, promos, and then Fran can talk to the A&F assortment. Go ahead,

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Robert Ball - *Abercrombie & Fitch Co - Chief Financial Officer, Senior Vice President*

Yes. So from a promo standpoint, we feel good about the cadence that we've been operating under. We've obviously got a track record here of pulling back on promotions and improving AURs here wherever we can. AURs did see sequential improvements from front half into back half across the brands. Hollister is continuing to grow units on lower discounting with higher AURs.

So headed into the fourth quarter, we're confident in our promotional plans. We've got the flexibility, and we've got the reactivity to adjust to demand as we see it come through. We're looking to hold those AURs flat for Q4.

And like we do always, we'll come in every day. We'll see if we can pull back on a day of promos here, go a little bit shallower there. But it's been a nice formula for us with this multiyear AUR growth, and we're just going to keep -- we're going to keep executing that playbook.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

And then just real quick on the last piece of that question. So I'm very excited to have announced that we made the progress that we committed to at the beginning of the year that we're seeing sequential improvement in Abercrombie, and that's really across the board in categories.

So we're heading into the fourth quarter. We've committed to having clean inventories, and that's where we are. We feel really well positioned, Janet, for the fourth quarter. We are expecting to be -- our goal is to be approximately flat for the fourth quarter. That's on top of a record fourth quarter for last year. So we're happy with the start. The customer is resilient. Our file is growing, as I've said before, our traffic is positive, and we're ready to compete for the fourth quarter.

Janet Kloppenburg Joseph - *JJK Research Associates Inc - Analyst*

You're talking about A&F, Fran.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Janet, I'm talking total company, but yes, with A&F specifically, we committed to sequential improvement, and that's what we have delivered with a goal of approximately being flat for the fourth quarter.

Janet Kloppenburg Joseph - *JJK Research Associates Inc - Analyst*

Do you feel like the challenges that you faced in merchandising in the first half at A&F are now behind you?

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

Yes. We committed to getting clean. The opportunities in the first half, which we talked about on both of those calls are really the opportunity that the inventory was much more balanced between sale clearance and regular price. That was something that we didn't really have in 2024. And that's what drove the reduced AUR. As Robert mentioned, we've made sequential improvement in the AUR as we continue to see the customer responding to the newer product.

Operator

There are no further questions at this time. I'd like to turn the call back over to Fran for any closing remarks.

Fran Horowitz - *Abercrombie & Fitch Co - Chief Executive Officer, Director*

All right. Thanks, everyone. Just wishing you all a happy holiday season, and we look forward to updating you soon.

Operator

Thank you for your participation. You may now disconnect. Everyone, have a great day.

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